UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 27, 2005

RADYNE COMSTREAM INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11685	11-2569467

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

3138 E. Elwood Street, Phoenix, Arizona		85034

(Address of Principal Executive Offices)		(Zip Code)

(602) 437-9620

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 27, 2005, pursuant to the Agreement and Plan of Merger, as amended, among Radyne ComStream Inc., a Delaware corporation (“Radyne”), Xicom Acquisition Inc., a California corporation wholly owned by Radyne (“Merger Sub”), Xicom Technology Inc., a California corporation (“Xicom”), the Xicom Shareholders signatory thereto, and Walter C. Wood, solely in his capacity as the Shareholders’ Representative (the “Merger Agreement”), Radyne completed its acquisition of Xicom. Radyne had previously announced its intent to acquire Xicom on March 3, 2005, and filed the Merger Agreement as an exhibit to its 10-K filed on March 16, 2005.

After final adjustments, at closing, Radyne paid $37,703,700 in cash, issued 219,708 shares of stock and assumed $5.1 million of debt for all of Xicom’s outstanding capital stock. In accordance with the terms of the Merger Agreement, at closing, Xicom Acquisition, a wholly owned subsidiary of Radyne, was merged into Xicom as the surviving corporation. Following the closing, Xicom will continue to operate as a Radyne subsidiary from its Santa Clara, California offices.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

To be filed by amendment not later than 71 calendar days after the date this Current Report is required to be filed.

(b) Pro Forma Financial Information.

To be filed by amendment not later than 71 calendar days after the date this Current Report is required to be filed.

(c) Exhibits.

Exhibit No.

Exhibit 2.1	Amendment No. 1 to Agreement and Plan of Merger

Exhibit 99.1	Press Release Dated May 31, 2005

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2005

RADYNE COMSTREAM INC.
/s/ Malcolm C. Persen
By: Malcolm C. Persen
Vice President and Chief Financial Officer

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